Exhibit 6.13

HOMESHARES EQUITY INVESTMENT

SALE AGREEMENT

[Cityfund I Series]

THIS HOMESHARES EQUITY INVESTMENT SALE AGREEMENT is dated as of the Effective Date set forth on the signature page hereof (this “Agreement” and the “Sales Agreement”) is entered into between Nada Investments LLC, a Delaware limited liability company (“Nada”) acting in the capacity of seller (in such capacity, the “Seller”) and one or more Cityfund I Series (each, a “Purchaser” and collectively, the “Purchasers”)

RECITALS

WHEREAS, Nada is a wholly owned subsidiary of Nada Holdings (“Holdings”), a vertically integrated real estate technology company (referred to herein, collectively, together with its wholly owned subsidiaries as the “Nada Group”); and

WHEREAS, the Nada Group originates a consumer financial product (the “Homeshares Program”) that provides qualifying owners (referred to herein as “Homeowners”) with liquidity without the need to sell or refinance the Homeowner’s principal residence (such residence referred to herein as the “Property”); and

WHEREAS, if a Homeowner participates in the Homeshares Program, the Homeowner grants to a member of the Nada Group an option to participate in the appreciated value of the Property during a specified term (each, an “Property Option”) in consideration for the payment to the Homeowner of an amount (the “Property Option Purchase Price”); and

WHEREAS, the performance by the Homeowner of its obligations with respect to the Option is secured by a perfected security interest in the Property (such lien, the “Property Option Lien”) as well as contractual agreements on the part of the Homeowners to maintain and repair the Property as needed, to maintain insurance on the Property, and to advise the Option Holder of any adverse events that occur with respect to otherwise keep the Property that could result in a material adverse decrease in the market value of the Property (the “Homeowner Covenants”); and

WHEREAS, the Property Option is evidenced by, inter alia, the Homeshares Agreement (defined below), the Homeshares Covenant Agreement (defined below) and the Homeshares Security Instrument and Agreement (defined below) (collectively, the “Homeshares Documentation”) and together with the Property Option, collectively, the “Homeshares Equity Investment”); and

WHEREAS, from time to time, Nada may elect to sell its interests in one or more Homeshares Equity Investments to one or more Purchasers pursuant to the terms and conditions of this Agreement;

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING AND OTHER GOOD AND VALUABLE CONSIDERATION, THE UNDERSIGNED PARTIES AGREE AS FOLLOWs:

ARTICLE 1

defined terms

Section 1.1 In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth below:

(a) “Contract Party” means each of the Seller and the Purchaser.

(b) “Custodian” means Nada Custody LLC.

(c) “Custody and Servicing Agreement” means that certain Custody and Servicing Agreement dated as of _______________ by and among the Seller, the Servicer and the Custodian.

(d) “Homeowner Covenants” is defined in paragraph 4 of the Recitals.

(e) “Homeshares Agreement” means that certain Homeshares Agreement executed and delivered by and between a Homeowner participating in the Homeshares Program and the Purchaser and/or one of its affiliates.

(f) “Homeshares Covenant Agreement” means that certain Covenant Agreement executed and delivered by and between a Homeowner participating in the Homeshares Program and the Purchaser and/or one of its affiliates.

(g) “Homeshares Equity Investment” is defined in paragraph 5 of the Recitals.

(h) “Homeshares Equity Investment Purchase Premium” is consideration paid to Seller by Purchaser for the Homeshares Equity Investment asset as defined in paragraph 5 of the Recitals. Purchaser may elect to fund a Homeshares Equity Investment directly from its own funds, in which case the Homeshares Equity Investment Purchase Premium shall be recorded in the Transfer Certificate attached hereto as Exhibit A.

(i) “Homeshares Program” is defined in paragraph 2 of the Recitals.

(j) “Homeshares Security Interest and Agreement” means that certain Security Interest and Agreement executed and delivered by and between a Homeowner participating in the Homeshares Program for the benefit of the Purchaser and/or one of its affiliates.

(k) “Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

(l) “Property” is defined in paragraph 2 of the Recitals.

(m) “Property Option” is defined in paragraph 4 of the Recitals.

(n) “Property Option Lien” is defined in paragraph 4 of the Recitals.

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(o) “Property Option Purchase Price” is defined in paragraph 3 of the Recitals.

(p) “Purchaser” means each of the Purchasers executing and delivering a Transfer Certificate and a Transfer Certificate pursuant to this Agreement.

(q) “Servicer” means Nada Investments LLC.

(r) “Transfer Date” means each date on which the Seller and the Purchaser enter into a Transfer Certificate to evidence the sale of a Homeshares Equity Investment.

(s) “Transfer Certificate” means a Transfer Certificate substantially in the form attached hereto as Exhibit A executed by and between the Seller and the Purchaser.

ARTICLE 2

SALE OF HOMESHARES EQUITY INVESTMENT

Section 2.1 Sale and Purchase of Homeshares Equity Investments. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase, on the applicable Transfer Date and the Seller agrees to sell to the Purchaser, on the applicable Transfer Date, the Homeshares Equity Investments listed on the Transfer Certificate, subject to the terms specified therein.

Section 2.2 Documentation of Sale and Purchase.

(a) In order to evidence the sale of one or more Homeshares Equity Investments, the Seller and the Purchaser shall enter into a Transfer Certificate which shall specify, inter alia, (i) the Transfer Date, (ii) a detailed description of the Homeshares Equity Investments being sold; and (iii) the purchase price of each such Homeshares Equity Investment.

(b) On each Transfer Date, the Seller shall issue a Transfer Certificate evidencing the sale of the Homeshares Equity Investment to the Purchaser against payment of the purchase price therefor by the Purchaser by wire transfer to a bank account designated by the Seller.

(c) If Purchaser elects to fund the Homeshares Equity Investment itself as described in Section 1.1(h) of this Agreement, Seller and Purchaser agree that the sourcing and origination of such investment is good and valuable consideration in exchange for the Homeshares Equity Investment Purchase Premium. A transaction falling under this provision shall be denoted in the Transfer Certificate and only the Homeshares Equity Investment Purchase Premium shall be payable to Seller.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE CONTRACT PARTIES

Section 3.1 Each Contract Party hereby represents and warrants to the other Contract Party that, the following representations are true and complete as of the date of this Agreement and as of each Transfer Date

(a) Organization, Good Standing, Corporate Power and Qualification. Each Contract Party is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Each Contract Party is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(b) Authorization. All corporate action required to be taken by each Contract Party, its manager(s) and members respectively in order to authorize such Contract Party to enter into this Agreement, and to enter into one or more transactions hereunder has been taken, or will be taken prior to the applicable Transfer Date. All action on the part of the officers of each Contract Party necessary for the execution and delivery of this Agreement, the performance of such Contract Party of its obligations pursuant to the Agreement, and the entry by such Credit Party into the transactions hereunder has been taken or will be taken prior to the applicable Transfer Date. This Agreement, each Transfer Certificate, and each Transfer Certificate shall constitute valid and legally binding obligations of such Contract Party, enforceable against such Contract Party in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Contract Parties in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. Neither Contract Party is in violation or default (i) of any provisions of its Organizational Documents, or to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the such Contract Party, the violation of which would have a Material Adverse Effect.

(e) Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of either Contract Party, such Contract Party is and has been, to its knowledge, in compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) such Contract Party’s privacy policies and public written statements regarding the Company’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which such Contract Party is bound. Each Contract Party maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of such Contract Party from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. Each Contract Party is and has been, to its knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

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ARTICLE 4

APPOINTMENT OF SERVICER AND CUSTODIAN WITH RESPECT TO THE HOMESHARES EQUITY INVESTMENTS

Section 4.1 Appointment of Servicer with respect to the Homeshares Program. Pursuant to the Custody and Servicing Agreement, the Servicer has been appointed to act as a servicer with respect to the day-to-day administration of the Homeshares Program. By its signature hereunder and on any applicable Transfer Certificate, the Purchaser consents and agreement to such appointment.

Section 4.2 Appointment of Custodian with respect to the Homeshares Program. Pursuant to the Custody Agreement, the Custodian has been appointed to act as a custodian of all Homeshares Documentation, and copies of the Transfer Certificate with respect to each Homeshares Equity Investment sold pursuant to this Agreement. By its signature hereunder and on any applicable Transfer Certificate, the Purchaser consents and agreement to such appointment.

Section 4.3 Disclosure. The Seller has made available to the Purchasers all the information that the Purchasers have requested for deciding whether to acquire a Homeshares Equity Investment, including, without limitation copies of (A) the Custody and Servicing Agreement, (b) the form of documentation and disclosures delivered to a Homeowner in connection with any potential participation in the Homeshares Program; (c) the information utilized by the the Nada Group to solicit the interest of Homeowners in the Homeshares Program; and (d) the standard form of Homeshares Documentation executed in connection with each Homeshares Equity Investment (collectively, the “Homeshares Disclosure Package”).

ARTICLE 5

Representations and Warranties of Each Purchaser.

Section 5.1 Each Purchaser hereby represents and warrants to the Seller, severally and not jointly, that:

(a) Purchase Entirely for Own Account. Each Purchaser hereby confirms that the Homeshares Equity Investment to be acquired by it will be acquired for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any Homeshares Equity Investment.

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(b) Limited Liquidity; No Public Market. The Purchaser understands that (i) any transfer of an interest in a Homeshares Eequity Investment is subject to the prior consent of the Seller; and (ii) no public market now exists or is expected to develop with respect to an Homeshares Equity Investment.

(c) Acknowledgement of Receipt of IHomeshares Disclosure Package. The Purchaser has been provided a copy of the Homeshares Disclosure Package and has been given the opportunity to ask such questions as it deemed necessary to evaluate the purchase of the applicable Homeshares Equity Investment.

ARTICLE 6

Miscellaneous.

Section 6.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 6.2 Governing Law. This Agreement shall be governed by the internal law of [the State of Delaware], without regard to conflict of law principles that would result in the application of any law other than the law of the [State of Delaware].

Section 6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 6.4 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.4.

Section 6.5 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Seller and the applicable Purchaser (in each case solely to the extent applicable to such Purchaser).

Section 6.6 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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Section 6.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 6.8 Entire Agreement. This Agreement (including the Exhibits hereto), constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

Section 6.9 Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Page Follows]

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EFFECTIVE DATE:

SELLER	PURCHASER:

Nada Investments, LLC	Cityfund Manager LLC, as Manager of the Cityfund I Series identified in the applicable Transfer Certificate [1]

By:	By:

Name:	Name:

Title:	Title:	Authorized Officer

1 Pursuant to Section 4.2 of the LLC Agreement for Cityfunds I LLC, the Manager should designate an authorized officer to sign all documentation pertaining to the purchase and sale of the Homeshares Equity Investment by any Series LLC.

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EXHIBIT A

FORM OF TRANSFER CERTIFICATE

TRANSFER CERTIFICATE

For value received, Nada Investments LLC, a Delaware limited liability company (the “Seller”) hereby sells, conveys. assigns, and transfers to the purchaser identified in the signature block hereunder (the “Purchaser”) and its successors and assigns, all right, title and interest in the Homeshares Equity Investments listed on Schedules A and B hereto (the “Transferred Interests”). In consideration therefor, the Purchaser hereby agrees to remit to the Seller, or its successors or assigns. the amounts assigned to the Transferred Interests specified on Schedules A and B.

Such sale, conveyance, assignment, and transfer is made pursuant to the terms of the Sales Agreement, the terms and condition of which are incorporate herein by reference. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Sales Agreement.

Within 10 business days after the Effective Date, the Seller shall cause to be delivered to the Custodian a true and complete copy of (i) the Homeowner Documentation pertaining to each of the Transferred Interests, together (ii) the Sales Agreement, and (ii) the final Transfer Certificate.

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SCHEDULE A TO TRANSFER CERTIFICATE

Identification of Transferred Interest	Assigned Purchase Price

[SIGNATUREPAGE FOLLOWS]

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SCHEDULE B: BUYER PLACEMENT FEE

A 5.00% “Placement Fee” will be charged to Cityfund I Series and paid to Nada Investments LLC upon sale of each interest.

Identification of Interest	Placement Fee Rate (%)	Fee Amount
	(Fee Rate as a percentage of the assigned purchase price)	(Paid to Nada Investments LLC)

Aggregate Placement Fee

TRANSFER DATE:

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SELLER	PURCHASER:

Nada Investment LLC	Cityfund I Series Tampa by Cityfund Manager LLC, as its Manager[2]

By:	By:

Name:	Name:

Title:	Title:	Authorized Officer

2 Pursuant to Section 4.2 of the LLC Agreement for Cityfunds I LLC, the Manager should designate an authorized officer to sign all documentation pertaining to the purchase and sale of the Homeshares Equity Investment by any Series LLC.

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